Exhibit 10.13

PROTEINSIMPLE

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

TO BE EFFECTIVE UPON EFFECTIVENESS OF INITIAL PUBLIC OFFERING

ADOPTED APRIL 22, 2014

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of ProteinSimple (“ProteinSimple”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $30,000

2.	Annual Chair Service Retainer (in addition to Annual Board Service Retainer):

a.	Chairman of the Board: $30,000

3.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $1,500 per meeting

b.	Member of the Compensation Committee: $1,500 per meeting

c.	Member of the Nominating & Corporate Governance Committee: $1,500 per meeting

4.	Annual Committee Chair Service Retainer (in addition to Annual Committee Service Retainer):

a.	Chairman of the Audit Committee: $10,000

b.	Chairman of the Compensation Committee: $10,000

c.	Chairman of the Nominating & Corporate Governance Committee: $7,500

Equity Compensation

The equity compensation set forth below will be granted under the ProteinSimple 2014 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of ProteinSimple (the “Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Initial Grant: On the date of the Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase 80,000 shares. One-thirty-sixth (1/36th of the shares subject to the stock option will vest on the one month anniversary of the date of grant and the balance of the shares will vest in a series of 35 equal monthly installments thereafter, such that the option is fully vested on the fourth anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each ProteinSimple annual stockholder meeting, each Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase 80,000 shares. The shares subject to the stock option will vest in 12 equal monthly installments from the date of grant, provided that in any case each stock option is fully vested on the date of ProteinSimple’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and provided further that the stock option will vest in full upon a Change in Control (as defined in the Plan).

3. Exercise Period: Upon conclusion of an Eligible Director’s service on the Board, such Eligible Director shall have 36 months to exercise any vested shares subject to outstanding options then held by such Eligible Director.

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